Exhibit 77D - DWS Alternative Asset Allocation Plus Fund
 (a series of DWS Equity Trust)

Effective December 1, 2009, futures on commodities may be used as part of the global tactical asset allocation overlay strategy, which DWS calls iGAP (integrated
Global Alpha Platform).


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